Exhibit (8)



April 18, 1997

The Hartford Steam Boiler Inspection
  and Insurance Company
One State Street
P.O. Box 5024
Hartford, Connecticut  06102-5024


Ladies and Gentlemen:

                  You have requested our opinion as to certain Federal income tax consequences of the Agreement and Plan of Share Exchange (the "Share Exchange") pursuant to which shares of common stock and preferred stock of a newly formed holding company, HSB Group, Inc., a Connecticut corporation (the "Holding Company") will be exchanged on a one-for-one basis for all the outstanding shares of common stock and Series B Convertible Preferred Stock, respectively, of Hartford Steam Boiler Inspection and Insurance Company, a Connecticut corporation (the "Company"). Following the Share Exchange, certain other transactions will be effected as described in the Prospectus and Proxy Statement of the Company and the Holding Company dated the date hereof (together with the Share Exchange, the "Restructuring"), filed with the Securities and Exchange Commission (the "Proxy Statement/Prospectus").

     In connection with rendering our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Agreement and Plan of Share Exchange of the Company and the Holding Company, dated as of March 19, 1997 among the Company and Holding Company, the Proxy Statement/Prospectus, and such other records and documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all records and documents submitted to us as originals, the conformity to original records and documents of all records and documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon representations of officers of the Company. In rendering this opinion, we have assumed that the transactions will be consummated in accordance with the descriptions thereof set forth in such records and documents and that such records and documents accurately reflect the material facts of the transactions. Our opinion is limited to legal rather than factual matters.

     In rendering our opinion, we have relied upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, legislative history, judicial authorities, published positions of the Internal Revenue Service and such other authorities as we have considered relevant, all in effect as of the date hereof and all of which are subject to change, sometimes with retroactive effect, or differing interpretation.

Based upon and subject to the foregoing, we are of the opinion that:

         (a) no gain or loss will be recognized by the Company as a result of the Share Exchange;

         (b) no gain or loss will be recognized by the stockholders of the Company on the exchange of their shares of common stock and Series B Convertible Preferred Stock solely for shares of Holding Company common stock and Series B Convertible Preferred Stock, respectively, pursuant to the Share Exchange;

         (c) the tax basis of the shares of Holding Company common stock and Series B Convertible Preferred Stock received by stockholders of the Company on the exchange of all their shares of the Company common stock and Series B Convertible Preferred Stock in the Share Exchange solely for shares of Holding Company common stock and Series B Convertible Preferred Stock will be the same in the aggregate as the tax basis of the shares of the Company common stock and Series B Convertible Preferred Stock surrendered in exchange therefor; and

         (d) the holding period of the shares of Holding Company common stock and Series B Convertible Preferred Stock received in the Share Exchange will include the period during which the shares of the Company common stock and Series B Convertible Preferred Stock surrendered in exchange therefor were held, provided such shares of the Company common stock and Series B Convertible Preferred Stock were held as capital assets at the Effective Time.

Except as set forth above, we express no other opinion. Our opinion is not binding upon a court, and, accordingly, it is possible that the Internal Revenue Service or a court may disagree with our conclusions. We hereby consent to the filing of this opinion letter as an exhibit to the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Very truly yours,




Skadden, Arps, Slate, Meagher & Flom LLC